Exhibit (a)(1)(A)

Encore Capital Group, Inc.

Offer to Purchase for Cash

Shares of Common Stock for an Aggregate Purchase Consideration of no More Than $300 Million

At a Purchase Price Not Less Than $52.00 Per Share and

Not More Than $60.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. (NEW YORK CITY TIME) ON DECEMBER 2, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR OTHERWISE TERMINATED.

Encore Capital Group, Inc., a Delaware corporation (the “Company,” “Encore,” “we,” “our” or “us”), is offering to purchase for cash shares (the “shares”) of its common stock, par value $0.01 per share (the “common stock”), pursuant to a modified “Dutch auction” whereby stockholders may tender shares: (i) at prices specified by the tendering stockholders of not less than $52.00 and not more than $60.00 per share (“Auction Tenders”), or (ii) at the Purchase Price (as defined below) determined as described herein (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”). We are offering (the “Offer”) to purchase for cash shares having an aggregate purchase consideration under the Offer (“Aggregate Purchase Consideration”) of no more than $300 million.

Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined in the manner provided herein. Shares validly tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $52.00 per share for purposes of determining the Purchase Price.

Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, as described in this Offer to Purchase, determine a single price per share (the “Purchase Price”), which will be not less than $52.00 and not more than $60.00 per share, that we will pay for shares accepted for payment in the Offer. The Purchase Price will be the lowest price per share of not less than $52.00 and not more than $60.00 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an Aggregate Purchase Consideration not exceeding $300 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price will not be purchased in the Offer. Upon the terms and subject to the conditions of the Offer, if shares having an Aggregate Purchase Consideration of less than $300 million are validly tendered and not validly withdrawn, we will purchase all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if shares having an Aggregate Purchase Consideration of more than $300 million are validly tendered at or below the Purchase Price and not validly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Time.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that shares having an Aggregate Purchase Consideration of more than $300 million are validly tendered at or below the Purchase Price, we may, at our option, accept for payment an additional number of shares of common stock not to exceed 2% of the total number of shares of common stock outstanding (exclusive of any shares of common stock held by or for our account or by or for the account of any of our subsidiaries) without extending the Expiration Time. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares of common stock will be purchased. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional shares, subject to applicable law. See Sections 1 and 16.

Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $52.00 per share, the minimum price per share pursuant to the Offer, we would purchase 5,769,230 shares pursuant to the Offer, which would represent approximately 19.7% of our outstanding common stock as of October 28, 2021. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum price per share pursuant to the Offer, we would purchase 5,000,000 shares pursuant to the Offer, which would represent approximately 17.1% of our outstanding common stock as of October 28, 2021.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Our common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “ECPG”. On November 3, 2021, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on NASDAQ was $54.02 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

Offer to Purchase, dated November 4, 2021

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER (AS DEFINED BELOW), THE DEPOSITARY (AS DEFINED BELOW) OR THE INFORMATION AGENT (AS DEFINED BELOW) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. During the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”), at one of the addresses shown on the Letter of Transmittal; or

•

if you are an institution with a participant account with The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own deadline, earlier than the Expiration Time, for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they must take action in order to participate in the Offer.

If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $52.00 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), or to Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents relating to the Offer from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction in compliance with applicable laws. In any jurisdiction with securities or blue sky laws that require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents incorporated by reference in this Offer to Purchase. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Encore or any of its subsidiaries or affiliates since those respective dates, except that we will, to the extent required by Rule 13e-4 under the Exchange Act (as defined below), amend the Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed.

We have not authorized anyone to provide you with any information or to make any representation in connection with the Offer, other than the information and representations contained in this Offer to Purchase, the documents incorporated by reference herein or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors (the “Board of Directors”), the Dealer Manager, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase. It does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase (including the documents incorporated by reference herein), the Letter of Transmittal and the other documents relating to the Offer that we have distributed to you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

The issuer of the shares, Encore Capital Group, Inc., a Delaware corporation, is offering to purchase your shares.

How many shares of common stock is Encore offering to purchase?

Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn having a maximum Aggregate Purchase Consideration of up to $300 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $52.00 per share, the minimum price per share pursuant to the Offer, we would purchase 5,769,230 shares pursuant to the Offer, which would represent approximately 19.7% of our outstanding common stock as of October 28, 2021. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum price per share pursuant to the Offer, we would purchase 5,000,000 shares pursuant to the Offer, which would represent approximately 17.1% of our outstanding common stock as of October 28, 2021.

In addition, in accordance with the rules of the SEC, in the event that shares having an Aggregate Purchase Consideration of more than $300 million are validly tendered at or below the Purchase Price, we may, at our option accept for payment an additional number of shares of our common stock not to exceed 2% of the total number of shares of common stock outstanding (exclusive of any shares of our common stock held by or for our account or by or for the account of any of our subsidiaries) without extending the Expiration Time. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares of common stock will be purchased. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting the Offer through a procedure known as a modified “Dutch auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. Upon the terms and subject to the conditions of the Offer, you may tender shares in the Offer (i) at prices you specify of not less than $52.00 and not more than $60.00 per share, which we refer to in this Offer to Purchase as “Auction Tenders” or (ii) at the purchase price determined as provided below, which we refer to in this Offer to Purchase as “Purchase Price Tenders.” Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $52.00 per share (which is the minimum price per share pursuant to the Offer). We are offering to purchase shares having an Aggregate Purchase Consideration of no more than $300 million. Promptly after one minute after 11:59 P.M. (New York City time) on December 2, 2021, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, which we refer to as the “Purchase Price,” which will be not less than $52.00 and not more than $60.00 per share, that we will pay for all shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $52.00 and not more than $60.00 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an Aggregate Purchase Consideration not exceeding $300 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding taxes and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the Offer, you may elect to make a Purchase Price Tender, meaning that you tender your shares indicating that you will accept the Purchase Price that we determine pursuant to the terms of the Offer. If you make a Purchase Price Tender, your shares will be deemed to be tendered at the minimum price of $52.00 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $52.00 per share, which is a price that is below the reported closing price of our common stock on NASDAQ on November 3, 2021, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of our common stock on NASDAQ at the Expiration Time. See Section 1.

How will Encore pay for the shares?

The maximum Aggregate Purchase Consideration for the shares purchased in the Offer will be $300 million. We expect to fund the purchase of shares pursuant to the Offer, together with all related fees and expenses, with cash and cash equivalents on hand. We may also make a drawing from our multi-currency senior secured revolving credit facility agreement (as amended and restated, the “Global Senior Facility”). The Offer is not conditioned upon obtaining financing. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire one minute after 11:59 P.M. (New York City time) on December 2, 2021, unless we extend or otherwise terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have their own deadline, earlier than the Expiration Time, for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Will I be entitled to dividends if I tender my shares?

As a public company, we have never declared or paid dividends on our common stock. The declaration, payment, and amount of future dividends, if any, is subject to the discretion of our Board of Directors, which may review our dividend policy from time to time in light of the then existing relevant facts and circumstances. Our ability to pay dividends may be restricted by covenants in certain of the indentures governing our senior secured notes and by the terms of the Global Senior Facility. We may also be subject to additional dividend restrictions under future debt agreements or the terms of securities we may issue in the future. See Section 8.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend (including to increase or decrease the consideration per share) or terminate the Offer, subject to applicable law. See Sections 4, 7 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 16. If we extend the Offer, you may withdraw your shares until the Expiration Time, as extended. See Section 4.

What is the purpose of the Offer?

Our Board of Directors determined that it is in the best interests of the Company and its stockholders to repurchase shares of our common stock at this time pursuant to the Offer. Consistent with our capital allocation priorities, the Offer creates an opportunity to drive long-term stockholder value through the accretive return of excess cash generated by the business while maintaining a strong balance sheet position. The modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative ownership interest in Encore if the Offer is consummated. See Section 2.

Has Encore or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor have we, the Dealer Manager, the Information Agent or the Depositary made, and we and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, and incorporated by reference into, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your tax advisor, financial advisor and/or broker. See Section 2.

Do Encore’s directors or executive officers intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. During the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

What are the conditions to the Offer?

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the commencement of the Offer, and at or prior to the expiration of the Offer, the conditions to the Offer are not met. Our obligation to accept and purchase and pay for shares tendered in the Offer, however, depends upon a number of conditions that must be satisfied or waived by us, at or prior to the Expiration Time, including, but not limited to, the following:

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect, the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal, (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares or (4) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder, (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer or (3) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•

no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 3, 2021 shall have occurred;

•	no downgrade in ratings of any of our debt securities by either Fitch Ratings Inc. (“Fitch”) or Moody’s Investors Services, Inc. (“Moody’s”) shall have occurred;

•

no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Europe, or any other country in which the Company conducts its business, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States, Europe, or any other country in which the Company conducts its business shall have occurred;

•

no change, condition, event or development, or condition, event or development involving a prospective change, shall have occurred, be discovered, or be threatened in writing relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, Europe, or any other country in which the Company conducts its business, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business or (iii) our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•

in the case of any of the matters described in the preceding two bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•

no natural disaster or the commencement or escalation, on or after November 3, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States, Europe or any other country in which the Company conducts its business (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after November 3, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer), shall have occurred;

•

no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of shares of common stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 3, 2021), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before November 3, 2021 reporting it has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause) or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions reasonably satisfactory to us; or

•

we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, see Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of October 28, 2021, there were 29,271,730 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of common stock that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $52.00 per share, the minimum price per share pursuant to the Offer, we would purchase 5,769,230 shares pursuant to the Offer, which would represent approximately 19.7% of our outstanding common stock as of October 28, 2021. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum price per share pursuant to the Offer, we would purchase 5,000,000 shares pursuant to the Offer, which would represent approximately 17.1% of our outstanding common stock as of October 28, 2021.

If any of our stockholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer if we purchase shares in the Offer. See Section 2.

Shares acquired pursuant to the Offer will be cancelled.

Will the Company continue as a public company following the Offer?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from NASDAQ or our common stock becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses shown on the Letter of Transmittal; or

•	if you are an institution with a participant account with DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $52.00 per share.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $52.00 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer, which is a price that is below the reported closing price of our common stock on NASDAQ on November 3, 2021, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of our common stock on NASDAQ at the Expiration Time.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline, earlier than the Expiration Time, for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they must take action in order to participate in the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

May holders of restricted stock unit (“RSU”) awards participate in the Offer?

Holders of RSU awards may not tender such units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

In what order will Encore purchase the tendered shares?

If the conditions to the Offer have been satisfied or waived and shares having an Aggregate Purchase Consideration of less than $300 million are validly tendered and not validly withdrawn, we will purchase all shares validly tendered and not validly withdrawn.

If the conditions to the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an Aggregate Purchase Consideration exceeding $300 million, we will purchase shares in the following order of priority:

•

first, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and, if applicable, in the Notice of Guaranteed Delivery;

•

second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an Aggregate Purchase Consideration of $300 million; and

•

third, only if necessary to permit us to purchase shares resulting in an Aggregate Purchase Consideration of $300 million, shares validly conditionally tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price per share at or below the Purchase Price.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or an email transmission with notice of your withdrawal to the Depositary, at one of its addresses set forth on the back cover page of this Offer to Purchase, or at the email address in the Notice of Guaranteed Delivery, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price per share at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have its own deadline, earlier than the Expiration Time, for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

What will happen to my shares if they are not purchased in the Offer?

The Depositary will return unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

What will happen if I do not tender my shares?

Stockholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Encore pay for my tendered shares that are accepted for payment pursuant to the Offer?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price net to the seller in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York City time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. We will pay for the shares accepted for payment by depositing the Aggregate Purchase Consideration with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common stock?

On November 3, 2021, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on NASDAQ was $54.02 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer. Whether we make additional repurchases after the conclusion of the ten business day period following the Expiration Time will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of our common stock and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

Will I have to pay a stock transfer tax, including stamp duty or stamp duty reserve tax (a “Stock Transfer Tax”) if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any Stock Transfer Tax. See Section 5.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the Aggregate Purchase Consideration of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. In addition, to the extent we fund a portion of the Aggregate Purchase Consideration with borrowings under our Global Senior Facility, the Offer will result in a corresponding increase of our indebtedness. See Section 2.

What are the material tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for your shares will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in respect of a sale or exchange eligible for gain or loss treatment if certain requirements (described in Section 14) are satisfied or (2) a distribution in respect of stock from us if the requirements (described in Section 14) are not satisfied. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 14), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you will be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. See Section 14 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Each stockholder is advised to consult its tax advisor to determine the United States federal, state, and local, and other tax consequences to it of the Offer.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer, Georgeson LLC, or the Dealer Manager for the Offer, Credit Suisse Securities (USA) LLC, in each case at the respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents relating to the Offer from the Information Agent at its telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “will,” “may,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions. Statements that describe or relate to the Company’s future plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of the Company’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:

•	risks associated with worldwide financial markets and the global economy;

•	the fluctuation of our operating results;

•	the ability to purchase receivables at favorable prices or terms, or at all;

•	losses on portfolios consisting of new types of receivables due to our lack of collection experience with these receivables;

•	the purchase of receivable portfolios that contain unprofitable accounts and our ability to collect sufficient amounts to recover our costs and to fund our operations;

•	sellers delivering portfolios that contain accounts that do not meet our account collection criteria;

•	a significant portion of our portfolio purchases during any period that may be concentrated with a small number of sellers;

•	intense competition that could affect our ability to maintain or grow purchasing volumes;

•	the statistical models we use to project remaining cash flows from our receivable portfolios and their impact on our financial results;

•	the possible impairment of our goodwill or amortizable intangible assets, which may require us to record a significant charge to earnings;

•	the extensive nature of, and possible increase in, statutory and regulatory oversight of our business;

•	the potential material and adverse effect on our results of operations if bankruptcy filings increase or if bankruptcy or other debt collection laws change;

•

our failure to comply with governmental regulation which could result in the suspension or termination of our ability to conduct business, require the payment of significant fines and penalties, or require other significant expenditures, including restitution payments and litigation;

•	economic conditions and regulatory changes following the United Kingdom’s exit from the European Union;

•	our dependence upon third parties to service a substantial portion of our consumer receivable portfolios;

•	increases in costs associated with our collections through collection litigation and the individual lawsuits brought against consumers to collect on judgments in our favor;

•	the risk that our network of third-party agencies and attorneys may not utilize amounts collected on our behalf or amounts we advance for court costs in the matter for which they were intended;

•	our reliance upon success in individual lawsuits brought against consumers and our ability to collect on judgments in our favor to generate a significant portion of our collections;

•

the ongoing risks of litigation, including individual and class action lawsuits, under consumer credit, consumer protection, theft, privacy, collections and other laws, which may be subject to awards of substantial damages;

•	negative publicity associated with litigation, governmental investigations, regulatory actions and other public statements which could damage our reputation;

•	the risk that the acquisitions that we have made or may make may prove to be unsuccessful or divert our resources;

•	our dependence on our management team for the adoption and implementation of our strategies and the potential material and adverse effect on our business if we lose their services;

•	regulatory, political and economic conditions in foreign countries, which expose us to risk;

•	the risk that we may not be able to manage our growth effectively, including the expansion of our foreign operations, including by means of acquisitions;

•

the possible adverse effect on our operations if our technology and telecommunications systems were to fail, or if we are not able to successfully anticipate, invest in or adopt technological advances within our industry;

•	the risk of a security breach of our information technology networks and systems;

•

the possible adverse effect on our operations if third-party providers of services in connection with certain aspects of our business were to fail to perform their obligations, or our inability to arrange for alternative third party providers for such services;

•	the risk that our competitive advantage may be materially diminished if we are not able to adequately protect the intellectual property rights upon which we rely;

•	the possible adverse effect of exchange rate fluctuations;

•	the effect of taxes on our results of operations;

•	the possibility that our significant indebtedness could affect our financial condition or affect our ability to react to changes to our business;

•	the risk of not having sufficient cash to service our indebtedness;

•	the potential impact from the incurrence of additional indebtedness;

•	our ability to continue to satisfy the restrictive covenants in our debt agreements;

•	the impact of interest rate fluctuations on our business;

•	the fluctuations and volatility in the price of our common stock;

•	the potential impact on the price of our common stock as a result of any future sales of our common stock or other equity-linked securities;

•	our ability to raise funds necessary to repurchase our convertible or exchangeable notes upon a fundamental change or to settle conversions or exchanges in cash;

•	the potential impact on our financial condition and operations if the conditional conversion or exchange feature of our convertible or exchangeable notes is triggered;

•	the potential impact on our results of operations from any additional expenses to be incurred in 2021; and

•	assumptions relating to the foregoing.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this Offer to Purchase and the documents incorporated by reference herein or therein. We undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date of this Offer to Purchase, except that we will, to the extent required by Rule 13e-4 under the Exchange Act, amend the Schedule TO, of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in this section and in Item 5, “Operating and Financial Review and Prospects” as well as in Item 1.A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021. You should read these risk factors and the other cautionary statements made in this Offer to Purchase and the documents incorporated by reference herein as being applicable to all related forward-looking statements wherever they appear in this Offer to Purchase or any document incorporated by reference herein. Each forward-looking statement contained in this Offer to Purchase or any document incorporated by reference herein reflects management’s view only as of the date on which that forward-looking statement was made. You should not place undue reliance on any forward-looking statements we make. In addition, new risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business. Accordingly, future results may differ materially from historical results or from those discussed or implied by these forward-looking statements. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	our ability to satisfy the conditions to the Offer;

•	the price per share at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

•	our ability to commence and complete the Offer, including the number of shares we are able to purchase pursuant to the Offer;

•	our ability to achieve the benefits contemplated by the Offer;

•	any adverse impact that the Offer may have on us and the trading market for our common stock;

•	the impact of the COVID-19 pandemic on our business;

•	disruptions or inefficiencies in our operations, including as a result of the COVID-19 pandemic;

•	our ability to maintain the health and safety of our workforce;

•	the duration, spread and intensity of the pandemic and related government restrictions and other government responses;

•	our ability to successfully implement our strategies and strategic initiatives and to recognize the anticipated benefits of such strategic initiatives;

•	our ability to successfully interpret and respond to key industry trends and to realize the expected benefits of our responsive actions;

•	the risk that securities markets will react negatively to actions by us;

•	the adequacy of our cash resources;

•	increases in operating costs, including labor costs, and our ability to manage our cost structure;

•	economic conditions that may affect our future performance including exchange rate fluctuations;

•	our ability to successfully interpret and respond to key industry trends and to realize the expected benefits of our responsive actions;

•	changes in applicable laws or regulations; and

•	the other risks and uncertainties disclosed in our public filings with the SEC.

INTRODUCTION

To the stockholders of Encore Capital Group, Inc.:

Encore Capital Group, Inc. is offering to purchase for cash shares of its common stock, par value $0.01 per share. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders in $0.25 increments of not less than $52.00 and not more than $60.00 per share or (ii) Purchase Price Tenders. We are offering to purchase shares having an Aggregate Purchase Consideration of no more than $300 million.

The Offer will expire one minute after 11:59 P.M. (New York City time) on December 2, 2021, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Time”) or otherwise terminated by us.

Promptly following the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $52.00 and not more than $60.00 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $52.00 per share (which is the minimum price per share pursuant to the Offer). The Purchase Price will be the lowest price per share of not less than $52.00 and not more than $60.00 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an Aggregate Purchase Consideration not exceeding $300 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered its shares at a lower price.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Unless tendering directly through DTC, stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using DTC’s Automated Tender Offers Program (“ATOP”) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR

PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if shares having an Aggregate Purchase Consideration not exceeding $300 million are validly tendered and not validly withdrawn, we will purchase all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an Aggregate Purchase Consideration of more than $300 million, we will purchase shares:

•

first, all shares tendered from holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal, or, in the case of a book-entry transfer, an Agent’s Message and, if applicable, in the Notice of Guaranteed Delivery;

•

second, from all other stockholders (except for stockholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an Aggregate Purchase Consideration of $300 million; and

•

third, only if necessary to permit us to purchase shares resulting in an Aggregate Purchase Consideration of $300 million, from holders who validly conditionally tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to stockholders whose shares are accepted for payment net to the seller in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, Stock Transfer Taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3. Also, see Section 3 and Section 14 regarding certain material U.S. federal withholding tax and income tax consequences of the Offer.

Holders of restricted stock units (“RSUs”) may not tender such RSUs in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, Georgeson LLC, the Information Agent for the Offer, and American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 17.

As of October 28, 2021, there were 29,271,730 shares of common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $52.00 per share, the minimum price per share pursuant to the Offer, we would purchase 5,769,230 shares pursuant to the Offer, which would represent approximately 19.7% of our outstanding common stock as of October 28, 2021. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum price per share pursuant to the Offer, we would purchase 5,000,000 shares pursuant to the Offer, which would represent approximately 17.1% of our outstanding common stock as of October 28, 2021. See Section 1.

Our common stock is traded on NASDAQ under the symbol “ECPG”. On November 3, 2021, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on NASDAQ was $54.02 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, Encore will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $52.00 and not more than $60.00 per share) that it will pay for shares of common stock validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $52.00 and not more than $60.00 per share that will enable Encore to purchase the maximum number of tendered shares having an Aggregate Purchase Consideration not exceeding $300 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, Encore will publicly announce the Purchase Price. All stockholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $52.00 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer, which is a price that is below the reported closing price of our common stock on NASDAQ on November 3, 2021, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of our common stock on NASDAQ at the Expiration Time.

In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an Aggregate Purchase Consideration of more than $300 million, we may, at our option, accept for payment an additional number of shares of our common stock not to exceed 2% of the total number of shares of common stock outstanding (exclusive of any shares of our common stock held by or for our account or by or for the account of any of our subsidiaries) without extending the Expiration Time.

Shares acquired pursuant to the Offer will be acquired by Encore free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an Aggregate Purchase Consideration of less than $300 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an Aggregate Purchase Consideration of more than $300 million:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by such Odd Lot Holder at a price per share at or below the Purchase Price (tenders of less than all of the shares owned by such Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price, on a pro rata basis if necessary, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an Aggregate Purchase Consideration of $300 million.

•

Third, only if necessary to permit us to purchase shares resulting in an Aggregate Purchase Consideration of $300 million, shares validly conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Time, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. “Odd lots” will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the preliminary proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the

Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. Our Board of Directors determined that it is in the best interests of the Company and its stockholders to repurchase shares of our common stock at this time pursuant to the Offer. Consistent with our capital allocation priorities, the Offer creates an opportunity to drive long-term stockholder value through the accretive return of excess cash generated by the business while maintaining a strong balance sheet position. The modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative ownership interest in Encore if the Offer is consummated.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAVE THE COMPANY, THE BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer. Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Stockholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices, reduced liquidity and increased volatility in the trading of our shares following completion of the Offer.

As of October 28, 2021, there were 29,271,730 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $52.00 per share, the minimum price per share pursuant to the Offer, we would purchase 5,769,230 shares pursuant to the Offer, which would represent approximately 19.7% of our outstanding common stock as of October 28, 2021. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum price per share pursuant to the Offer, we would purchase 5,000,000 shares pursuant to the Offer, which would represent approximately 17.1% of our outstanding common stock as of October 28, 2021.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. During the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from NASDAQ. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC. We believe that our purchase of shares pursuant to the Offer will not result in our common stock becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our common stock to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will be cancelled.

Stockholders who do not tender may be able to sell their non-tendered shares in the future on NASDAQ or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares of our common stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, shares of our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the Aggregate Purchase Consideration of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. In addition, to the extent we fund a portion of the Aggregate Purchase Consideration with borrowings under our Global Senior Facility, the Offer will result in a corresponding increase of our indebtedness.

Other Plans or Proposals. Except as disclosed in, or incorporated by reference into, this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or assets of our subsidiaries;

•	any material change in our present dividend rate or policy or our indebtedness or capitalization (the Company does not currently intend to initiate a dividend);

•

any change in our present Board of Directors or executive officers, including any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to the Offer, the grant of equity awards to our employees and our non-employee directors under our equity-based compensation plans, and the retention of our securities by the Company from employees or directors to satisfy tax withholding obligations upon vesting or exercise of any such equity awards; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed in, or incorporated by reference into, this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer:

•

the certificates for those shares, or confirmation of receipt of those shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have their own deadline, earlier than the Expiration Time, for you to act to instruct them to tender shares on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $52.00 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” For purposes of determining the Purchase Price, shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $52.00 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

If tendering stockholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.25) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price determined by the Company for the shares is less than the price selected by the stockholder. A stockholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Encore may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender shares in the Offer and the certificates for the stockholder’s shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail, overnight courier or email transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form Encore has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Restricted Stock Units. Holders of restricted stock units (“RSUs”) under our equity-based compensation plans may not tender the shares underlying such RSUs in the Offer unless and until such shares have vested and the restrictions on such awards have lapsed. See “— Valid Tender of Shares” above.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding. Payments to the stockholders in the Offer may be reported to the U.S. Internal Revenue Service (the “IRS”). In addition, under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the stockholder or other payee, as the case may be, (i) properly establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, generally all corporations and certain non-United States Holders) are not subject to backup withholding. In order for a non-United States Holder to qualify as an exempt recipient, that stockholder may be required to submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. An IRS Form W-8 can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the Letter of Transmittal.

Any tendering stockholder or other payee that fails to fully complete and sign the IRS Form W-9 included as part of the Letter of Transmittal or applicable IRS Form W-8 may be subject to U.S. backup withholding at the applicable statutory rate (currently equal to 24%) of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

United States Federal Withholding Tax on Payments to Non-U.S. Holders. Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 14) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made, a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of certain material tax consequences to tendering stockholders, see Section 14.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Encore in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Encore reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. Encore also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. Encore also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Encore waives similar defects or irregularities in the case of any other tendered shares. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by Encore. Encore will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Encore, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Net Long Position. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

Lost or Destroyed Certificates. If any certificate representing shares of our common stock has been lost or destroyed, the stockholder should promptly notify the Depositary at (800) 937-5449. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. All other inquiries regarding the Offer should be directed to the Information Agent.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Encore, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to Encore, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4. Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or emailed notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or at the email address in the Notice of Guaranteed Delivery, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Encore in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Encore reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not Encore waives similar defects or irregularities in the case of any other stockholder. None of Encore, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to or at the Expiration Time by again following one of the procedures described in Section 3.

If Encore extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Encore’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Encore, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and, in the case of Auction Tenders, the prices specified by tendering stockholders and (2) accept for payment and pay an Aggregate Purchase Consideration of up to $300 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an Aggregate Purchase Consideration of more than $300 million, we may, at our option, accept for payment an additional number of shares of our common stock not to exceed 2% of the total number of shares of common stock outstanding (exclusive of any shares of our common stock held by or for our account or by or for the account of any of our subsidiaries) without extending the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the Aggregate Purchase Consideration for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the Aggregate Purchase Consideration for the shares.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all Stock Transfer Taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all Stock Transfer Taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer, will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of the Stock Transfer Taxes, or exemption from payment of the Stock Transfer Taxes, is submitted.

6. Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an Aggregate Purchase Consideration of more than $300 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of “odd lots”, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an Aggregate Purchase Consideration of $300 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an Aggregate Purchase Consideration of $300 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, a stockholder whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

7. Conditions of the Offer

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and at or prior to the expiration of the Offer, any of the following shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

•	may result in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

•

could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	there shall have occurred any of the following:

•

any general suspension of trading in securities on any United States national securities exchange or in the over-the- counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Europe, or any other country in which the Company conducts its business, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States, Europe, or any other country in which the Company conducts its business;

•

any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened in writing relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, Europe, or any other country in which the Company conducts its business, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business or (iii) our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the preceding two bullets existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•

any natural disaster or the commencement or escalation, on or after November 3, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States, Europe or any other country in which the Company conducts its business (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after November 3, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

•

any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 3, 2021; or

•	a downgrade in ratings of any of our debt securities by either Fitch or Moody’s.

•

a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of shares of common stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 3, 2021), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before November 3, 2021 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions reasonably satisfactory to us; or

•

we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8. Price Range of Shares; Dividends

Our common stock trades on NASDAQ under the symbol “ECPG”.

The following table sets forth the range of the high and low sales prices as reported by NASDAQ for the periods set out below:

	Price of Common Stock
	High	Low
Fiscal Year Ended December 31, 2021
First Quarter – March 31, 2021	$42.89	$29.21
Second Quarter – June 30, 2021	49.74	37.60
Third Quarter – September 30, 2021	50.33	43.24
Fourth Quarter (through November 3, 2021)	54.95	49.32

	Price of Common Stock
	High	Low
Fiscal Year Ended December 31, 2020
First Quarter – March 31, 2020	$40.16	$15.27
Second Quarter – June 30, 2020	39.25	16.51
Third Quarter – September 30, 2020	49.01	30.55
Fourth Quarter – December 31, 2020	42.27	29.73

	Price of Common Stock
	High	Low
Fiscal Year Ended December 31, 2019
First Quarter – March 31, 2019	$35.91	$22.19
Second Quarter – June 30, 2019	37.19	27.27
Third Quarter – September 30, 2019	39.19	31.54
Fourth Quarter – December 31, 2019	37.53	30.36

On November 3, 2021, the last full trading day prior to the commencement of the Offer, the reported closing price of our common stock on NASDAQ was $54.02 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

We have not declared or paid cash dividends to holders of our common stock since our inception. We have no current plans to pay cash dividends to holders of our common stock and are subject to limitations on the payment of dividends under the terms of our Global Senior Facility and under the indentures governing our outstanding senior secured notes.

9. Source and Amount of Funds

The maximum Aggregate Purchase Consideration for the shares purchased in the Offer will be $300 million. We expect to fund the purchase of shares pursuant to the Offer, together with all related fees and expenses, with cash and cash equivalents on hand. We may also make a drawing from our Global Senior Facility. The Offer is not conditioned upon obtaining financing, although the Offer is subject to certain other conditions. See Sections 5, 7 and 9.

Global Senior Secured Revolving Credit Facility. In September 2020, the Company entered into our Global Senior Facility. In previous periods, the Company referred to this facility as the Cabot Credit Facility. On August 5, 2021, the Company amended and restated the Global Senior Facility to, among other things, (1) extend the termination date from September 2024 to September 2025; (2) reduce the LIBOR and EURIBOR floors from 0.75% to 0.00%; and (3) make certain other administrative changes.

The Global Senior Facility provides for a total committed facility of $1,050.0 million that matures in September 2025 and includes the following key provisions:

•	Interest at LIBOR (or EURIBOR for any loan drawn in euro or a rate based on SONIA for any loan drawn in British Pound) plus 2.50% per annum, with a LIBOR (or EURIBOR or SONIA) floor of 0.00%;

•	A restrictive covenant that limits the LTV Ratio (defined in the Global Senior Facility) to 0.75 in the event that the Global Senior Facility is more than 20% utilized;

•	A restrictive covenant that limits the SSRCF LTV Ratio (defined in the Global Senior Facility) to 0.275;

•	A restrictive covenant that requires the Company to maintain a Fixed Charge Coverage Ratio (as defined in the Global Senior Facility) of at least 2.0;

•	Additional restrictions and covenants which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens; and

•	Standard events of default which, upon occurrence, may permit the lenders to terminate the Global Senior Facility and declare all amounts outstanding to be immediately due and payable.

The Global Senior Facility is secured by substantially all of the assets of the Company and the guarantors. Pursuant to the terms of an intercreditor agreement entered into with respect to the relative positions of (1) the Global Senior Facility, any super priority hedging liabilities and the Private Placement Notes (collectively, “Super Senior Liabilities”) and (2) the Senior Secured Notes, Super Senior Liabilities that are secured by assets that also secure the Senior Secured Notes will receive priority with respect to any proceeds received upon any enforcement action over any such assets.

As of September 30, 2021, the outstanding borrowings under the Global Senior Facility were $186.2 million. The weighted average interest rate of the Global Senior Facility was 3.01% and 3.19% for the three and nine months ended September 30, 2021, respectively. The weighted average interest rate of the previous Cabot Credit Facility was 3.06% and 3.30% for the three and nine months ended September 30, 2020, respectively. The weighted average interest rate of the previous Encore revolving credit facility was 3.63% and 3.90% for the three and nine months ended September 30, 2020, respectively. Available capacity under the Global Senior Facility was approximately $863.8 million as of September 30, 2021.

10. Certain Information Concerning the Company

We are an international specialty finance company providing debt recovery solutions and other related services for consumers across a broad range of financial assets. We primarily purchase portfolios of defaulted consumer receivables at deep discounts to face value and manage them by working with individuals as they repay their obligations and work toward financial recovery. Defaulted receivables are consumers’ unpaid financial obligations to credit originators, including banks, credit unions, consumer finance companies and commercial retailers. Defaulted receivables may also include receivables subject to bankruptcy proceedings. We also provide debt servicing and other portfolio management services to credit originators for non-performing loans.

Through Midland Credit Management, Inc. and its domestic affiliates (collectively, “MCM”) we are a market leader in portfolio purchasing and recovery in the United States. Through Cabot Credit Management Limited (“CCM”) and its subsidiaries and European affiliates (collectively, “Cabot”) we are one of the largest credit management services providers in Europe and a market leader in the United Kingdom and Ireland. These are our primary operations.

We also have additional international investments and operations as we have explored new asset classes and geographies including: (1) our investments in non-performing loans in Mexico; and (2) an investment in Encore Asset Reconstruction Company (“EARC”) in India. We refer to these additional international operations as our Latin America and Asia-Pacific (“LAAP”) operations.

To date, operating results from LAAP have not been significant to our total consolidated operating results. Our long-term growth strategy is focused on continuing to invest in our core portfolio purchasing and recovery business in the United States and United Kingdom and strengthening and developing our business in the rest of Europe.

Available Information. We have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document, or portion thereof, filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate by reference into this Offer to Purchase such documents (including, without limitation, the financial statements and the notes related thereto contained in those documents, and excluding, anything herein to the contrary notwithstanding, any portions of those documents that were furnished to, rather than filed with, the SEC under applicable SEC rules including, without limitation, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K and any related exhibits furnished pursuant to Item 9.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 24, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on May 5, 2021, August 4, 2021 and November 3, 2021, respectively;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2021 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020); and

•	our Current Reports on Form 8-K filed with the SEC on May 17, 2021, May 18, 2021, June 1, 2021, June 14, 2021, and August 11, 2021.

Any statement contained in any document incorporated into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that is incorporated by reference into this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Encore Capital Group, Inc.

Attention: Investor Relations

350 Camino de la Reina, Suite 100

San Diego, California 92108

(877) 445-4581

Copies of these filings are also available, without charge, on the Investors – SEC Filings section of our website at www.encorecapital.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of October 28, 2021 we had 29,271,730 shares of our common stock issued and outstanding. Holders of our common stock are entitled to one vote per share of common stock. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of common stock that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $52.00 per share, the minimum price per share pursuant to the Offer, we would purchase 5,769,230 shares pursuant to the Offer, which would represent approximately 19.7% of our outstanding common stock as of October 28, 2021. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum price per share pursuant to the Offer, we would purchase 5,000,000 shares pursuant to the Offer, which would represent approximately 17.1% of our outstanding of our common stock as of October 28, 2021.

Interests of Directors and Executive Officers. As of October 28, 2021, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 646,629 shares of our common stock, representing 2.19% of our outstanding common stock. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. During the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

The following tables set forth certain information as of October 28, 2021(except as otherwise indicated by footnote) regarding the beneficial ownership of our common stock by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock issuable upon conversion of securities that are convertible as of October 28, 2021 or are convertible within 60 days of October 28, 2021 are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In the tables below, percentage ownership is based on 29,271,730 shares of our common stock outstanding as of October 28, 2021. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

Directors and Executive Officers:	Number	Percentage
Ashwini (Ash) Gupta(1)(2)	12,210	*
Wendy G. Hannam(1)	29,443	*
Jeffrey A. Hilzinger(1)	10,925	*
Angela A. Knight(1)	10,925	*
Michael P. Monaco(1)	26,706	*
Laura Newman Olle(1)	26,310	*
Richard J. Srednicki(1)	33,300	*
Richard P. Stovsky(1)	14,012	*
Ashish Masih(3)	180,499	*
Jonathan C. Clark(3)	138,857	*
Ryan B. Bell	19,211	*
Craig A. Buick	42,505	*
Gregory L. Call(3)	101,726	*
Directors and Executive Officers as a Group (13 persons)(1)(2)	646,629	2.19%

*	Represents beneficial ownership of less than one percent of common stock outstanding.
(1)

Includes the following number of fully vested deferred issuance RSUs and DSUs, which were issued as director compensation for Board service and the underlying shares will be distributed when the director is no longer a member of the Board:

Ash Gupta	3,396
Wendy G. Hannam	24,443
Jeffrey A. Hilzinger	10,925
Angela A. Knight	10,925
Michael P. Monaco	26,706
Laura Newman Olle	24,531
Richard J. Srednicki	33,300
Richard P. Stovsky	14,012
Directors and executive officers as a group	148,238

(2)

Amount does not include 27,738 DSUs that were issued as director compensation for Board service. The distribution of the underlying shares of common stock will occur within 10 business days following the fifth anniversary of the date Mr. Gupta is no longer a member of the Board.

(3)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of October 28, 2021:

Ashish Masih	30,451
Jonathan C. Clark	41,617
Gregory L. Call	30,189
Directors and executive officers as a group	102,257

	Common Stock Beneficially Owned
Name of Beneficial Owner:	Number	Percentage
5% Stockholders:
BlackRock, Inc.(1)	4,833,871	15.59%
The Vanguard Group(2)	3,277,418	10.57%
Broad Run Investment Management, LLC(3)	2,941,348	9.49%
FMR LLC(4)	2,229,647	7.19%
T.Rowe Price Associates, Inc.(5)	2,108,834	6.80%
Dimensional Fund Advisors(6)	1,812,722	5.85%

(1)

Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock. BlackRock has sole voting power with respect to 4,765,824 shares and sole dispositive power with respect to 4,833,871 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. Vanguard does not have any voting power and has sole dispositive power with respect to 3,219,956 shares. Vanguard has shared voting power with respect to 32,371 shares and shared dispositive power with respect to 57,462 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G/A filed with the SEC on February 16, 2021 by Broad Run. Broad Run has sole voting power with respect to 2,872,394 shares and sole dispositive power with respect to 2,941,348 shares. The address for Broad Run is 1530 Wilson Blvd, Suite 530, Arlington, VA 22209.

(4)

Information with respect to FMR LLC is based solely on a Schedule 13G filed with the SEC on February 8, 2021. FMR LLC has sole voting power with respect to 9,318 shares and has sole dispositive power with respect to 2,229,647 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Information with respect to T. Rowe Price Associates, Inc. (“T.Rowe”) is based solely on a Schedule 13G/A filed with the SEC on February 16, 2021. T.Rowe has sole voting power with respect to 471,510 shares and sole dispositive power with respect to 2,108,834 shares. The address for T.Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(6)

Information with respect to Dimensional Fund Advisors LP is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or subadviser to certain Dimensional Funds. In its role as investment advisor, subadviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,736,316 shares and sole dispositive power with respect to 1,812,722 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date hereof, except as otherwise set forth in this Offer to Purchase and except as described in the description of the Company’s Share Repurchase Program below.

General. Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Share Repurchase Program. On August 12, 2015, our Board of Directors approved a $50.0 million share repurchase program. On May 5, 2021, we announced that the Board of Directors had approved an increase in the size of the repurchase program from $50.0 million to $300.0 million (an increase of $250.0 million). Repurchases under this program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through private transactions, block transactions, or other methods as determined by our management and Board of Directors, and in accordance with market conditions, other corporate considerations, and applicable regulatory requirements. The program does not obligate us to acquire any particular amount of common stock, and it may be modified or suspended at any time at our discretion. During the three and nine months ended September 30, 2021, we repurchased 854,002 and 1,976,857 shares of our common stock for approximately $40.7 million and $88.1 million, respectively. During the period from October 1, 2021 to November 3, 2021, we repurchased 525,952 shares of our common stock for approximately $27.5 million. Our practice is to retire the shares repurchased. As of November 3, 2021, we have approximately $184.4 million remaining under our current share repurchase program.

Equity Compensation Plan Information. In April 2017, our Board of Directors approved the Encore Capital Group, Inc. 2017 Incentive Award Plan (the “2017 Plan”), which was then approved by the Company’s stockholders on June 15, 2017. The 2017 Plan superseded the Company’s 2013 Incentive Compensation Plan (as amended, the “2013 Plan”). Board members, employees, and consultants of Encore and its subsidiaries and affiliates are eligible to receive awards under the 2017 Plan. Subject to certain adjustments, the Company may grant awards for an aggregate of 5,713,571 shares of the Company’s common stock under the 2017 Plan. The aggregate number of shares available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right. If an award under the 2017 Plan or the 2013 Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, the unused shares covered by such award will again become or again be available for award grants under the 2017 Plan. Shares available under the 2017 Plan will be increased by 2.12 shares for each share subject to a full value award and by one share for each share subject to a stock option or a stock appreciation right, in each case, that become or again be available for issuance pursuant to the foregoing share counting provisions.

The 2017 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, dividend equivalent rights, stock appreciation rights, cash awards, performance-based awards and any other types of awards not inconsistent with the 2017 Plan.

The following table sets forth information about the 2017 Plan as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,584,167	$31.22	4,945,923

(1)

Includes (a) 1,255,445 unvested RSUs and PSUs, (b) 155,543 deferred RSUs or DSUs that are vested but for which the underlying shares have not been issued, and (c) 173,179 outstanding stock options, in each case as of December 31, 2020. Assumes a payout at maximum level with respect to the PSUs.

(2)	The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSUs, PSUs or DSUs.
(3)

The aggregate number of securities available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right.

Director Compensation Program. We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards.

Each non-employee director received an annual cash retainer for his or her service on the Board, as well as additional cash retainers if he or she serves as the Chairman of the Board, on a committee or as the chair of a committee. Annual retainers were paid quarterly and were prorated based on the non-employee director’s service during the fiscal year. Non-employee directors were reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings. The following table sets forth annual cash compensation for non-employee directors in effect as of the date hereof:

Board Annual Retainer	$65,000
Chair Annual Retainers
Non-Executive Chairman of the Board	$120,000
Committee Chair (Per Committee)	$25,000
Committee Service Annual Retainers (Per Committee)	$10,000
Additional Committee Service Fee (per meeting)(1)	$1,000

(1)

Non-employee directors receive an additional committee service fee of $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that their time is fairly recognized in periods of unusually high activity.

Annual Equity Grant—Each non-employee director receives an equity award with a grant-date fair market value of $130,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date of each annual meeting that occurs during the non-employee director’s service on our Board). Equity awards granted to our non-employee directors are fully vested on the date of grant.

Non-employee Director Deferred Stock Compensation Program. Prior to 2016, equity award retainers were granted as fully vested RSUs with underlying shares issued to the non-employee directors within 10 days from the date the non-employee director is no longer a member of the Board. In June 2016, the Company established a deferred compensation plan for non-employee directors that allows the deferral of cash payments and/or equity awards in the form of deferred stock units (“DSUs”). If a non-employee director elects to defer compensation, the non-employee director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board. For 2021, all directors except Ms. Olle elected to receive their annual equity retainer in the form of DSUs. Ms. Olle elected to receive his annual equity retainer in shares of Company common stock. Certain directors have also elected to receive portions of their annual cash retainers in the form of DSUs. If the Company declares a dividend, non-employee director will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

Executive Separation Plan Arrangements; Equity Award Agreements. We do not have formal employment agreements with our executive officers located in the United States; however, Messrs. Masih, Clark, Call and Bell are participants in the Company’s Executive Separation Plan (the “Separation Plan”). The Separation Plan and equity award arrangements generally provide as follows:

•

The Separation Plan provides that if the executive is terminated without Cause or terminates with Good Reason (both as defined in the Separation Plan) each not in connection with a change in control of the Company, then the terminated executive would receive (1) two times his base salary plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits. In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.

•

The Separation Plan provides that if the executive is terminated without Cause in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, plus (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits. In addition, performance-based equity awards would immediately vest pro rata (based on the amount of time employed during the performance period and based on the greater of target levels or to-date performance) and time-based equity awards would immediately vest.

•

Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest (1) upon death or disability of the executive (PSUs vest at target) and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control. However, since 2018, the award agreements for PSUs provide that upon a termination without Cause or for Good Reason, in either case, within 180 days prior to or two years after a Change of Control, then (1) if prior to a Change of Control, the award will remain outstanding and eligible to vest upon a Change of Control as described below (assuming the award is not assumed), and (2) if subsequent to a Change of Control, the PSUs that remain outstanding will vest.

•

If a Change of Control occurs and the TSR PSUs are not assumed, then the TSR PSUs will vest based on the actual achievement of pro-rated performance goals through the Change of Control. If the TSR PSUs are assumed, they will be earned based on the actual achievement of pro-rated performance goals through the Change of Control, and will remain outstanding to vest on the March 9 three years from the grant date (subject to continued employment). EPS PSUs are subject to the same treatment, except that, with respect to any performance period that has not yet been completed as of the Change of Control, the target number of EPS PSUs will performance-vest, and will remain outstanding to vest on the March 9 on which the EPS PSU otherwise would have vested.

As a condition to receiving payments under the Separation Plan, the participating executive officers must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement: non-disparagement of the Company; non-solicitation of our employees for 24 months following termination; and continued cooperation with all outstanding matters or issues relating to the Company.

Buick Employment Agreement. Mr. Buick is a party to an employment agreement with Cabot, which provides for 12 months’ notice by Cabot prior to his termination (except in certain circumstances, such as gross misconduct, criminal offense, and failure to perform specified duties) or 12 months’ notice by Mr. Buick prior to any resignation. Pursuant to his employment agreement, for a 12-month period after termination Mr. Buick is subject to certain restrictions, including, non-solicitation and non-competition restrictions. Cabot may terminate the employment agreement at any time by paying an amount equal to the salary Mr. Buick would have received during any remaining portion of the 12-month notice period.

The descriptions above are intended to be summaries, and are qualified by reference in their entirety to the detailed descriptions of such arrangements in our filings with the SEC. To the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of our stockholders. As a result, trading of a relatively smaller volume of shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer. Completion of the Offer may result in lower stock prices, reduced liquidity and increased volatility in the trading of our shares.

We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based on the published guidelines of NASDAQ and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from NASDAQ. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our common stock to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See Section 7.

Shares of our common stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, shares of common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act. See Section  7.

13. Agreements; Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Our obligation to accept for payment and pay for shares pursuant to the Offer is subject to various conditions. See Section 7.

Indemnification Agreements. We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities. We have also purchased and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

14. Certain Material United States Federal Income Tax Consequences

The following discussion describes certain material United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below) but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the disposition of our common stock.

This discussion is limited to U.S. Holders and non-U.S. Holders that hold our shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s or non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to U.S. Holders and non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our shares as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our shares under the constructive sale provisions of the Code;

•	persons who hold or receive our shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

As used herein, the term “U.S. Holder” means a beneficial owner of shares that for United States federal income tax purposes is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of shares other than a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-Participation in the Offer.

The Offer will have no United States federal income tax consequences to stockholders that do not tender any shares in the Offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the tests under Section 302 of the Code, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination,” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of the shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest in the Company will depend on the particular facts and circumstances applicable to it. However, an exchange of shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are advised to consult their tax advisors regarding the application of the rules of Section 302 of the Code in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the tests under Section 302 of the Code have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder’s shares must be purchased by us if any such shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the tests under Section 302 of the Code as recognizing gain or loss from the “sale or exchange” of the shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the tests under Section 302 of the Code as recognizing gain or loss from the “sale or exchange” of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the shares exchanged. Currently, dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Gain realized by a non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the tests under Section 302 of the Code described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” unless:

◾

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

◾	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

◾

our shares constitutes “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our shares.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our shares are regularly traded on an established securities market, the shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such shares. If gain on the disposition of shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Distribution Treatment. If a non-U.S. Holder is not treated under the tests under Section 302 of the Code as recognizing gain or loss on a “sale or exchange” of shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are advised to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made to such stockholder, a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI. To the extent non-U.S. Holders tender shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders should consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding.

Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15. ERISA Considerations

The following is a summary of certain considerations associated with the sale of shares pursuant to the Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of such plans, accounts and arrangements (each, a “Plan”) by reason of such Plan’s investment in such entity.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation (directly or indirectly) with respect to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering a sale of shares by a Plan pursuant to the Offer, a Plan fiduciary should determine whether the sale is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of any Plan should consult their own legal counsel and financial advisors before deciding whether to tender or refrain from tendering shares in the Offer.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The sale of shares by an ERISA Plan with respect to which we, the Depositary, the Dealer Manager or their respective affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the transaction satisfies the conditions of an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to a sale of shares pursuant to the Offer. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction. We cannot assure you that all of the conditions of any such exemptions will be satisfied.

By tendering all or any portion of your shares pursuant to the Offer, you will be deemed to represent and warrant that your participation in the Offer will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 or in any violation of Similar Laws.

Governmental and Non-U.S. Plans

Plans that are governmental plans, non-U.S. plans and certain church plans, while not necessarily subject to the fiduciary duty or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in our securities. Fiduciaries of any such plans should consult with its own legal counsel and financial advisors before deciding whether to tender all or any portion of the plan’s shares pursuant to the Offer.

16. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and 14e-1 under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to stockholders pursuant to the Offer or by decreasing or increasing the Aggregate Purchase Consideration of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•

we increase the maximum price per share to be paid for shares above $60.00 per share or decrease the minimum price per share to be paid for shares below $52.00 per share or otherwise change the price range to be paid for shares in the Offer or increase or decrease the Aggregate Purchase Consideration offered for shares being sought in the Offer (but, in the case of an increase, only if we increase the Aggregate Purchase Consideration as a result of which the number of shares being sought will increase by more than 2% of our outstanding common stock); and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 16, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 16. For purposes of the Offer, a “business day” means any day other than a

Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

17. Fees and Expenses

We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the Offer, which will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under U.S. federal securities laws.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own account and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold shares in their proprietary accounts, and, to the extent it owns shares in these accounts at the time of the Offer, the Dealer Manager or any of its affiliates may tender the shares pursuant to the Offer. See Section 9.

We have also retained Georgeson LLC, to act as Information Agent and American Stock Transfer & Trust Company, LLC, to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under U.S. federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers, commercial banks, trust companies or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all Stock Transfer Taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

18. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial situation and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Encore.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Encore or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

November 4, 2021

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by hand, express mail, courier, or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other documents relating to the Offer should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Stockholders

Toll Free:    (866) 785-7395

International:    (781) 575-2137

The Dealer Manager for the Offer is:

Eleven Madison Avenue

New York, NY 10010

Toll-Free: (800) 318-8219